Investor Relations Contact:

Paul Rybecky

Dealertrack Technologies, Inc.

(516) 734-3796

paul.rybecky@dealertrack.com

Media Contacts:
Kenneth Engberg
Dealertrack Technologies, Inc.
(516) 734-3692
kenneth.engberg@dealertrack.com

Alison von Puschendorf

Dealer.com, Inc.

(877) 327-8422

alison.vonpuschendorf@dealer.com

Dealertrack and Dealer.com Unite to Transform Automotive Retail

Dealertrack Technologies Announces Agreement to Acquire Dealer.com

Lake Success, N.Y. and Burlington, Vt., December 19, 2013 - Dealertrack Technologies (Nasdaq: TRAK) and Dealer.com today announced a definitive agreement for Dealertrack to acquire Dealer.com, a leading provider of marketing and operations software and services for the automotive industry. Through the combination, the companies expect to realize their shared vision to transform automotive retail by delivering the most advanced solutions for dealers, OEMs, lenders and car shoppers.

Under the terms of the agreement, Dealertrack will acquire all the equity of Dealer.com for approximately 8.7 million shares of Dealertrack’s common stock and $620 million in cash, subject to customary post-closing adjustments. Dealertrack expects to finance the cash portion of the purchase price through cash on hand and with fully committed debt financing. The deal is expected to close in the first quarter of 2014, subject to regulatory approval, and the transaction is expected to be accretive to Dealertrack’s standalone multi-year organic growth profile to Dealertrack’s diluted adjusted net income per share.

Established in 1998, Dealer.com is a pioneer in bringing automotive dealerships online. The company has grown to 830 employees across its Burlington, Vermont, headquarters and Manhattan Beach, California, office, and serves approximately 7,000 U.S. dealers with its integrated suite of products. Dealer.com expects to generate annual revenue in excess of $230 million for 2013, representing year-on-year growth in excess of 25 percent relative to 2012.

Dealertrack places a high value on the culture of creativity and innovation that has been the hallmark of Dealer.com, and plans to establish Dealer.com’s Burlington, Vermont, headquarters as a center of excellence for digital marketing solutions, along with Dealertrack’s Dallas, Texas, office. Based on the strength of Dealer.com’s brand, Dealertrack will retain the Dealer.com name in the marketplace to represent Dealertrack’s advanced and complementary set of digital marketing products and services.

“By joining forces with Dealer.com, we will be able to provide dealers, OEMs, and other industry partners with a deep and broad array of integrated solutions,” said Mark O’Neil, chairman and chief executive officer, Dealertrack. “Dealer.com and its team, whom we’ve long admired and respected, complement our solutions, catapulting our vision of delivering the market leading suite of integrated technologies capable of transforming automotive retailing even further.”

“This is a very exciting opportunity for Dealer.com,” said Rick Gibbs, chief executive officer, Dealer.com. “By combining our strengths with Dealertrack, we will be able to enhance our marketplace offering with an integrated, end-to-end solution that will help bring the automotive retailing industry to a new level of efficiency and performance.”

Gibbs further added, “Dealer.com is proud of the unique culture we, as a company, have nurtured over the years, making this a truly outstanding place to work. We will look to carry this same culture - along with our energy and spirit of innovation - forward as we unite with Dealertrack.”

Upon closing, Gibbs will become Executive Vice President and Group President of Dealertrack’s Digital Marketing solution team.

In connection with the transaction, Evercore acted as financial advisor and O'Melveny & Myers LLP provided legal advice to Dealertrack. Goldman Sachs & Co. acted as financial advisor and Wilson Sonsini Goodrich & Rosati, Professional Corporation, provided legal advice to Dealer.com. J.P. Morgan, B of A Merrill Lynch, Barclays and Wells Fargo are providing Dealertrack’s committed debt financing for the transaction.

Dealertrack will host a conference call to discuss this announcement on December 19, 2013 at 6:00 p.m. Eastern Time. The conference call will be webcast live on the Internet at ir.dealertrack.com, where a supplementary presentation is also available. In addition, a live audio of the call will be accessible to the public by calling 877-303-6648 (domestic) or 970-315-0443 (international); no access code is necessary. Callers should dial in approximately 10 minutes before the call begins. A replay will be available on the Dealertrack website until March 19, 2014.

About Dealertrack Technologies (www.dealertrack.com)

Dealertrack Technologies’ intuitive and high-value web-based software solutions and services enhance efficiency and profitability for all major segments of the automotive retail industry, including dealers, lenders, OEMs, third-party retailers, agents and aftermarket providers. In addition to the industry’s largest online credit application network, connecting more than 20,000 dealers with more than 1,400 lenders, Dealertrack Technologies delivers the industry’s most comprehensive solution set for automotive retailers, including Dealer Management, Inventory, Sales and F&I, Interactive and Registration and Titling solutions.

About Dealer.com (www.dealer.com)

Dealer.com is the automotive industry’s leading provider of a streamlined and intuitive solution for managing dealership marketing and operations. The company’s platform-based Inventory, Advertising, Website and CRM products allow OEMs, dealer groups, retail and agencies to leverage innovative technology to relevantly connect to their customers. The company’s unique commitment to culture, with a focus on health and wellness, makes it one of the most desirable places to work.

Safe Harbor for Forward-Looking and Cautionary Statements

Statements in this press release regarding the benefits of the Dealertrack, Dealer.com and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Dealertrack Technologies to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Factors that might cause such a difference include the performance and acceptance of the Dealertrack, Dealer.com and their solutions, and other risks listed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ending December 31, 2012 and our Quarterly Reports on Form 10-Q. These filings can be found on Dealertrack Technologies’ website at www.dealertrack.com and the SEC's website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Dealertrack Technologies disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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